Operator
Good afternoon and welcome to the Diversicare Healthcare Services 2020 first quarter conference call. Today’s call is being recorded.
I would like to remind everyone that in addition to historical information, certain comments made during this conference will be forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, and these statements involve risks and uncertainties, may cause actual events, results and/or performance to differ materially from those indicated by such statements.
You are encouraged to review the risk factors and forward-looking statement disclosures the company has provided in its annual report on Form 10-K for the year ended December 31, 2019 and in its quarterly report on Form10-Q for the quarter ended March 31, 2020, as well as its other public filings with the Securities and Exchange Commission.
During today’s call, references may be made to non-GAAP financial measures. Investors are encouraged to review those non-GAAP financial measures and the reconciliation of those measures to the comparable GAAP results in our press release furnished under Form 8-K.
I would now like to turn the call over to Jay McKnight, the President and Chief Executive Officer.

Jay McKnight
Thank you ___________.
Good afternoon and thank you for joining Diversicare’s 2020 1st quarter earnings call.
As we have shared before, we have had and continue to have a substantial exposure in certain jurisdictions that have some of the highest professional liability costs per bed in the country. Also, we cannot predict the impact of the COVID-19 pandemic on our future professional liability costs. These factors and other challenges facing our industry have been taken into consideration in developing our operating and strategic direction.
I am going to spend some time discussing the first quarter’s results with a specific focus on the impact of COVID-19 on our company and industry. Kerry Massey, our Chief Financial Officer, will provide some more in depth financial information for the quarter, and we will conclude with some time for questions.
I want to start our prepared remarks by bragging on our team. Our direct caregivers, regional teams, and support staff have worked tirelessly to care for our patients and residents as well as each another. This is undoubtedly the toughest population health challenge the long term care industry has faced, and our company is made up of thousands of healthcare heroes. They are an inspiration to me and deserve to be celebrated for all they have done and are doing. We have countless examples of them going the extra mile to help families stay informed of how their loved ones in our care are doing, looking after one another in times of illness or disaster, and many other acts of living the Diversicare Service Standards. Our regional teams have been present in our centers to provide additional support, and our team here at the company’s headquarters, or as we call it the Brentwood Support Center, have been phenomenal as well. Kerry and his purchasing team have gone above and beyond in procuring hard to get personal protective equipment for our centers. It really is a privilege to lead this team and seeing the massive effort to pull together to care for our patients, residents and team members is incredibly motivating.
We enjoyed a great start to the first quarter. With our major portfolio pruning and right-sizing efforts behind us with our exit from Kentucky in 2019 and finalizing our settlement with the government in February, we were really well positioned heading into the year. We do not usually discuss specific month’s results, instead we focus on the quarters; however, the month of January was very good for us. Our top line revenue was solid and expenses were extremely well controlled. February was also a good month, but the early impact of COVID-19 began in the middle of the month. In March we really began to be able to identify the impact of the virus on our company with reduced patients served and increases in expense. Since the quarter end we have seen those pressures continue. Our patients served decreased by 1.7% by the end of March from the January baseline average. In April we saw that decline increase to almost 7%. It is difficult to get a firm number for the industry as a whole, but anecdotal information is indicating an 11% decline in census across skilled nursing facilities from the end of January through April. We expect to see a slow rebuilding of our census as the spread of the virus stabilizes, but it is not possible for us to predict when our patients served will return to the levels we have previously experienced.
For the 1st quarter, we realized a net loss from continuing operations of $0.5 million, compared to a net loss of $1.6 million for the year ago quarter. Adjusted EBITDAR for the quarter was $16.6 million. EBITDA of $3.1 million compares very favorably to $1.1 million for the first quarter of 2019. Our same store revenue for the quarter was $120 million compared to $117.6 million for the year ago quarter. Revenue increased primarily as a result of an extra operating day in February, increased reimbursement rates and $900 thousand of additional revenue from the state of Alabama. Kerry will provide more details about the quarter’s results in his comments.
As of today we have dealt with or are dealing with COVID-19 directly in 15 of our 62 centers. That means that we have had patients, residents, or team members test positive for the virus. We maintain a COVID-19 update page on our company’s website that includes certain information about our experience. We encourage you to review that website for our most recent updates.
Until very recently, our industry has been designated a lower priority for supplies of PPE and testing. We are now starting to see some improvement in those areas. A primary difference between skilled nursing facilities and other healthcare environments, like hospitals, is that we are not clearing out our facilities and halting elective procedures to make room for infected patients to come to us for treatment. Instead, we are doing everything we can to protect our long term patients and residents from the community at large as the virus spreads. The need for widespread testing in skilled facilities is critical to fighting this virus. We have tested over 2,000 of our patients and team members with a little over 25% of them testing positive. Of those positive cases, roughly half have been asymptomatic. The ability to test everyone at our centers we believe will be key to properly cohorting, or grouping, our positive and negative patients and staff to minimize the spread. Without tests to identify our asymptomatic carriers, even the best infection control procedures are fighting a losing battle to stop the spread. We are just now starting to see increased availability of tests, but that does not yet extend to all of our markets. We are optimistic that access to tests will continue to improve in the very near future.
Our reimbursement has increased through a few means that we described in detail in today’s 10Q. First, the CARES Act provided stimulus funds to long term care providers in two tranches. In April we received $9 million in those two tranches that must be used to offset lost revenue or increased expense incurred to fight the virus. With the significant increases to expense we are experiencing for PPE, labor, food, and other costs, we are going to need this money as we do our best to stay on course. Effective May 1st, sequestration for our Medicare rates has been suspended through the end of this calendar year, which will increase our Medicare rates by 2%.
Some of our states are working to assist providers through additional Medicaid funds. Notable for us is the state of Alabama, our biggest operating state, which has temporarily increased Medicaid rates for SNFs by $20 per patient day. That resulted in almost $900 thousand of additional revenue for us in March.
I have shared already about the pressure on occupancy our industry continues to experience, and I would like to share specifics. Our total occupancy for available beds was down from 81.4% to 80.4%, with skilled mix also down slightly from 15% to 13.7%. Our quarterly Medicare and Medicaid rates increased year over year by $33.38 and $1.94, respectively. Please note that the Medicaid rate does not include the impact of the temporary increase in Alabama. Our Managed Care rate was down by $1.75 for the quarter year over year.
With that, I will turn the call over to Kerry for some specific remarks on our financial statements.
Kerry Massey
Thank you Jay.
As a reminder, the financial results of our former Kentucky operations are presented as discontinued operations for both the current and prior year periods given our exit from the state during the third quarter of 2019.
As Jay noted in his comments, we were off to a strong start to the quarter before we began to experience a decline in our patients served around mid-February due to COVID-19. Even though we lost revenue from the decline in patients served, we still ended the quarter with revenue of $120 million from our continuing operations, representing an increase of $2.4 million over the prior year quarter. The net increase was driven by an additional day of revenue from the extra leap year day, in addition to an improvement in our Medicare and Medicaid rates. We also benefited from $1.3 million of incremental revenue from our participation in the Texas QIPP program as we continue to perform well against the quality benchmarks for that program. We also received approximately $900,000 of increased Medicaid reimbursement from the state of Alabama in connection with a temporary increase in the federal matching rate under the Families First Coronavirus Response Act. Alabama has communicated to providers that the temporary increase will continue through the end of the nationally declared emergency or May 30th, whichever occurs first. A few of the other states in which we operate have recently announced similar Medicaid stimulus packages although final details are still pending. We do not expect that all of our states will ultimately elect to pass on a portion of the increased Federal match to providers.
The Federal stimulus support that was provided under the CARES Act, of which $9 million has already been received in April, is not reflected in our first quarter operating results as the receipt of the stimulus funds represents a second quarter event. As Jay referenced, the stimulus funds must be used to offset the lost revenue and increased operating expenses that we experience as a result of the COVID-19 pandemic. Therefore, we expect to recognize the benefit of the stimulus funds over future periods in relation to those anticipated unfavorable impacts.
Our operating expenses for the quarter of $94.9 million, at 79.1% of revenue, were down as a percentage of revenue from the prior year quarter of $94.4 million, or 80.3% of revenue. In the early portion of the quarter prior to the impact of the COVID-19 pandemic, we benefited from effective labor control and the improvements that we have made in our operational cost structure. However, as the virus began to impact our markets, we began to see pressure on our cost structure. Ultimately, we incurred an additional $0.4M of salaries expense and $0.1M of supplies expense for the quarter in providing care to the patients and residents in our centers that were affected by COVID-19 and preparing our centers our centers for potential outbreaks. As the pandemic started to impact the supply chain in late February, the limited supply and high demand for PPE, infection control supplies and food led to substantially increased prices for these items. We anticipate that these increases in our operating expenses will continue in future periods as we continue our fight against the virus.
General and administrative expenses for the current quarter of $6.8 million, or 5.6% of revenue, decreased $0.4 million, compared to the prior year quarter of $7.2 million, or 6.1% of revenue. The reduction in G&A expenses resulted from our initiatives to drive efficiencies through the functions that support the operations of our centers and the right sizing of our non-center based team members in 2019.
Our professional liability expense for the current quarter of $1.8 million, or 1.5% of revenue, was in line with the prior year quarter.
Lease expense for the quarter of $13.5 million was up $0.4 million from the prior year quarter. The increase resulted from the amendment to our master lease with Omega in connection with our exit from Kentucky during the third quarter of 2019. As we have stated in previous quarters, we are in the early years of our master lease agreements with Omega and Golden Living. As a result, our GAAP rent expense for those operating leases is more than the actual cash rent that we pay. Our lease expense for the first quarter includes a little over eight hundred thousand dollars of non-cash straight-line rent associated with these master lease agreements.
In conclusion, the first quarter was one of the best that we have reported in some time, even with the early impact of the COVID-19 pandemic on our operations. The positive momentum that we established early in the quarter from increased Medicare and Medicaid rates and improvements to our operational cost structure, coupled with increased Medicaid reimbursement that we received from the state of Alabama, was enough to make up for the unfavorable impacts that we experienced from COVID-19. Our EBITDA for the first quarter was $3.1M, an improvement of $2.0 million from the prior year quarter. Adjusting for lease expense, Adjusted EBITDAR for the quarter was $16.6 million.
That concludes our discussion of the Q1 financial results. I will now turn the call back over to Jay for some closing remarks.

Jay McKnight
We do have an early view of our annual Medicare increase slated to be effective October 1st of this year. The proposed rule would provide for a market basket Medicare increase of 2.3%. As it stands, the payment methodology that CMS uses to reimburse us, PDPM, would not be changed in this update.
I would like to take a minute to publicly thank our national association, the American Health Care Association, and our state associations for their leadership and assistance in this fight. They work to tell the operators’ story to our state and federal governments. It is safe to say that without them we would not have received the relief that we have so far. We appreciate all they do for our industry and for representing us so well. The importance of skilled nursing facilities and the effort required to care for the most vulnerable members of our society is starting to get the attention deserved. We will continue as a company to work to improve our long term care industry and in pursuit of our goal to be a recognized industry leader.
As is our custom, we would like to conclude this call by reminding you of our Mission Statement, To Improve Every Life We touch By Providing Exceptional Healthcare And Exceeding Expectations.
This concludes our prepared remarks today. We will now open the call for questions.
[Operator leads Q&A]
Jay McKnight
Thank you for joining our call today. We appreciate your interest in Diversicare Healthcare Services and look forward to sharing our results with you in future quarters.

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